Exhibit 99.1

Contacts:
James Frates
Chief Financial Officer
Alkermes, Inc.
(617) 494-0171

Rebecca Peterson
Vice President, Corporate Communications
Alkermes, Inc.
(617) 583-6378
ALKERMES REPORTS THIRD QUARTER FISCAL 2006 FINANCIAL RESULTS
— Company Reports Second Consecutive Profitable Quarter and Updates Financial
Expectations for Fiscal 2006 —
Cambridge, MA, February 7, 2006 — Alkermes, Inc. (Nasdaq: ALKS) today announced financial results for the third fiscal quarter ended December 31, 2005. The net income on a GAAP basis for the quarter was $1.4 million or $0.02 per share as compared to a net loss of $9.0 million or $0.10 per share for the quarter ended December 31, 2004. The profitable quarter was driven by the recognition of manufacturing and royalty revenues related to RISPERDAL® CONSTA® [(risperidone) long-acting injection] and net collaborative profit related to work performed on the VIVITROLTM (naltrexone for extended-release injectable suspension) program.
“We are pleased to report our second consecutive profitable quarter,” stated James Frates, chief financial officer of Alkermes. “RISPERDAL CONSTA and VIVITROL are key drivers as we plan for sustained profitability, and we expect that continued progress with our major development programs will create significant value for our shareholders in the coming years.”
Recent highlights for the Company include the following:
•	Approvable letter for VIVITROL. In December 2005, the FDA issued an approvable letter for VIVITROL. Alkermes and Cephalon, Inc. (Cephalon) continue to prepare for the launch of VIVITROL in the second quarter of calendar 2006.

•	Agreement with Lilly to develop inhaled formulations of parathyroid hormone. In January 2006, Alkermes and Eli Lilly and Company (Lilly) announced an agreement to develop and commercialize inhaled formulations of parathyroid hormone (PTH). Under the terms of the agreement, Alkermes will receive funding for product and process development activities as well as upfront and milestone payments. Lilly will have exclusive worldwide rights to products resulting from the collaboration and will pay Alkermes royalties based on product sales.

•	Exenatide LAR long-term study to begin in first half of calendar 2006. In January 2006, Alkermes, Amylin Pharmaceuticals, Inc. (Amylin) and Lilly announced plans to begin a long-term study to evaluate the safety and efficacy of exenatide LAR in the first half of 2006. This trial follows the successful completion of a Phase II, multi-dose study in patients with type 2 diabetes. In December 2005, Amylin purchased a facility for the manufacture of exenatide LAR, and construction is set to begin in early calendar 2006.
Pro Forma Results
Pro forma net income for the quarter ended December 31, 2005 was $1.6 million or $0.02 per share as compared to a pro forma net loss of $8.8 million or $0.10 per share for the same period in 2004.
Alkermes is providing pro forma net income and net loss as a complement to results provided in accordance with generally accepted accounting principles in the U.S. (known as GAAP). The pro forma net income and net loss exclude certain recurring items, including: noncash derivative income or loss on the Company’s outstanding convertible notes, which are likely to recur either as income or loss depending on a number of factors, including the Company’s common stock price at the end of each quarter; and noncash income or expense recognized on the net change in the fair value of warrants of publicly traded companies held in connection with collaboration and licensing arrangements. Alkermes’ management believes this pro forma measure helps indicate underlying trends in the Company’s ongoing operations by excluding the potentially volatile noncash derivative and warrant items that are unrelated to its ongoing operations.
The pro forma net income and net loss for both quarters ended December 31, 2005 and December 31, 2004, respectively, excluded: (i) $0.3 million of noncash derivative loss associated with the provisional call structure of the Company’s 2 1/2% convertible subordinated notes due 2023 issued in August and September 2003; and (ii) $0.1 million of other noncash income recognized on the net increase in the fair value of warrants of publicly traded companies held in connection with certain collaboration and licensing arrangements.
Revenues
Total revenues were $41.4 million for the quarter ended December 31, 2005 as compared to $23.6 million for the same period in 2004.
Manufacturing revenues were $14.7 million for the quarter ended December 31, 2005 as compared to $13.9 million for the same period in 2004, all of which related to RISPERDAL CONSTA. The increase in manufacturing revenues was due to increased shipments of RISPERDAL CONSTA to Janssen-Cilag (Janssen), a wholly-owned division of Johnson & Johnson. Total royalty revenues were $4.2 million for the quarter ended December 31, 2005 as compared to $2.7 million for the same period in 2004, of which $4.2 million and $2.6 million, respectively, were related to RISPERDAL CONSTA. The increase in royalty revenues for the quarter ended December 31, 2005 as compared to the same period in 2004 was due to an increase in global sales of RISPERDAL CONSTA by Janssen.
Research and development revenue under collaborative arrangements for the quarter ended December 31, 2005 was $10.0 million as compared to $7.0 million for the same period in 2004. The increase was primarily due to an increase in revenues related to work performed on the AIR® insulin and exenatide LAR programs.

Net collaborative profit related to the VIVITROL collaboration with Cephalon was $12.5 million for the quarter ended December 31, 2005. This consists of $17.9 million of milestone revenue recognized to offset expenses incurred on the product by both Alkermes and Cephalon, less $5.4 million of payments made to Cephalon to reimburse its expenses relating to the product. Alkermes did not record any net collaborative profit in the quarter ended December 31, 2004.
Cost of Goods Manufactured
For the quarter ended December 31, 2005, the cost of goods manufactured was $6.1 million as compared to $4.9 million for the same period in 2004, all of which related to RISPERDAL CONSTA. The increase in cost of goods manufactured was due to increased shipments of RISPERDAL CONSTA to meet increased demand for the product.
Research and Development Expenses
Research and development expenses were $22.5 million for the quarter ended December 31, 2005 as compared to $20.1 million for the same period in 2004, reflecting an increase in headcount and associated work on key development programs, in addition to a one-time lease charge related to a loss on a sublease agreement signed in November 2005.
Selling, General and Administrative Expenses
Selling, general and administrative expenses were $9.3 million for the quarter ended December 31, 2005 as compared to $6.9 million for the same period in 2004, reflecting an increase in selling and marketing costs as the Company prepares for the potential future commercialization of VIVITROL.
Interest Income/Expense
Interest income for the quarter ended December 31, 2005 was $3.3 million, as compared to $0.6 million for the same period in 2004. The increase in interest income was primarily due to higher interest rates and higher average cash and investment balances held during the quarter ended December 31, 2005 as compared to the same period in 2004. Interest expense was $5.2 million for the quarter ended December 31, 2005 as compared to $1.2 million for the same period in 2004. The increase in interest expense was primarily due to the Non-recourse RISPERDAL CONSTA Secured 7% Notes.

Cash and Investments
At December 31, 2005, Alkermes had cash and total investments of $319.0 million as compared to $341.3 million at September 30, 2005.
Financial Expectations
The following outlines the Company’s financial expectations for the fiscal year ending March 31, 2006. Certain statements set forth below constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For information with respect to factors that could cause Alkermes’ actual results to differ materially from its expectations, please see the risk factors provided at the end of this press release and within reports filed by Alkermes with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including the annual report on Form 10-K for the year ended March 31, 2005.
Alkermes today revised its financial expectations for fiscal year 2006 to reflect a shift in the timing of shipments of VIVITROL to Cephalon, and other business conditions. The Company is improving its financial outlook and now expects pro forma net loss for the fiscal year to be in the range of breakeven to a net loss of $10 million, or approximately $0.00 to a net loss of $0.11 per share, revised from an earlier expectation of a net loss of $13 to $23 million, or approximately $0.14 to $0.25 per share.
•	Revenues: The Company is adjusting its expectation for total revenue for fiscal 2006 to a range of $145 to $165 million, revised from an earlier expectation of $150 to $170 million. The Company expects manufacturing and royalty revenue to range from $75 to $85 million, revised from an earlier expectation of $85 to $95 million, due to timing of shipments of VIVITROL to Cephalon. The Company now expects that it will begin recognizing manufacturing revenue related to VIVITROL in the first quarter of fiscal 2007, which begins April 1, 2006. The Company expects research and development revenue under collaborative arrangements to remain in the range of $35 to $40 million. The Company is increasing its expectation for net collaborative profit to a range of $35 to $40 million, revised from an earlier expectation of $30 to $35 million, reflecting an increase in the development and commercial activities as Alkermes and Cephalon prepare for the potential future commercialization of VIVITROL.

•	Cost of Goods Manufactured: The Company is adjusting its expectation for cost of goods manufactured for fiscal 2006 to a range of $20 to $25 million, revised from an earlier expectation of $33 to $38 million. Of this reduction, $10 million relates to the fact that the Company now expects to begin recording cost of goods manufactured related to VIVITROL in the first quarter of fiscal 2007, which begins April 1, 2006, and $3 million relates to a shift in the timing of shipments of RISPERDAL CONSTA.

•	Research and Development Expenses: The Company’s expectation for research and development expenses for fiscal 2006 remains in the range of $80 to $90 million.

•	Selling, General and Administrative Expenses: The Company is adjusting its expectation for selling, general and administrative expenses for fiscal 2006 to a range of $40 to $45 million, revised from an earlier expectation of $45 to $50 million.

•	Operating Income/Loss: The Company is adjusting its expectation for operating income [income before net interest expense, other income (expense) and derivative (loss) income related to convertible subordinated notes] for fiscal 2006 to a range of $5 to $10 million, revised from an earlier expectation of an operating loss of $3 to $8 million.

•	Net Interest Expense: The Company’s expectation for net interest expense for fiscal 2006 remains in the range of $10 to $15 million.

•	Pro Forma Net Loss: Alkermes is adjusting its pro forma net loss for fiscal year 2006 to a range of breakeven to a net loss of $10 million, or $0.00 to a net loss of $0.11 per share, revised from an earlier expectation of a net loss of $13 to $23 million, or approximately $0.14 to $0.25 per share. The basic pro forma net loss per share calculation is based on an estimated 92 million shares of the Company’s common stock outstanding on a weighted average basis for fiscal 2006. This excludes the impact of the potential conversion of Alkermes’ 2 1/2% convertible subordinated notes into common stock.

•	Capital Expenditures: The Company continues to expect capital expenditures to be approximately $35 million.
Conference Call
Alkermes will host a conference call at 4:30 pm ET on Tuesday, February 7, 2006 to discuss these financial results and provide an update on the Company. The conference call may be accessed by dialing 1-866-244-4517 (domestic callers) and 1-703-639-1169 (international callers). The conference call ID number is 846330. In addition, the call will be webcast on the investor relations section of Alkermes’ website at www.alkermes.com and archived on the site until February 13, 2006 at 5:00 pm ET. A replay of the conference call will be available from 7:30 p.m. ET on February 7, 2006 through 5:00 p.m. ET on February 13, 2006, and may be accessed by visiting Alkermes’ website or by dialing 1-888-266-2081 (domestic callers) and 1-703-925-2533 (international callers). The replay access code is 846330. Alkermes is also providing a podcast MP3 file available for download on the Alkermes website. The podcast will be available from 7:30 p.m. ET on February 8, 2006 through 5:00 p.m. on February 15, 2006.
About Alkermes
Alkermes, Inc. is a pharmaceutical company that develops products based on sophisticated drug delivery technologies to enhance therapeutic outcomes in major diseases. The Company’s lead commercial product, RISPERDAL® CONSTA® [(risperidone) long-acting injection], is the first and only long-acting atypical antipsychotic medication approved for use in schizophrenia, and is marketed worldwide by Janssen-Cilag (Janssen), a wholly-owned division of Johnson & Johnson. The Company’s lead proprietary product candidate, VIVITROLTM (naltrexone for extended-release injectable suspension), is a once-a-month injection for the treatment of alcohol dependence. The Company has a pipeline of extended-release injectable products and pulmonary drug products based on its proprietary technology and expertise. Alkermes’ product development strategy is twofold: the Company partners its proprietary technology systems and drug delivery expertise with several of the world’s finest pharmaceutical companies; and it also develops novel, proprietary drug candidates for its own account. The Company’s headquarters are in Cambridge, Massachusetts, and it operates research and manufacturing facilities in Massachusetts and Ohio.

Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to: statements concerning future business and operating results and profitability; the likelihood of the conversion of the Company’s 2½% convertible subordinated notes; the successful registration, launch, manufacture and commercialization of VIVITROL; the timing of the launch of VIVITROL; recognition of milestone payments from Cephalon related to the approval and future sale of VIVITROL; continued revenue growth from RISPERDAL CONSTA; the successful continuation of development activities for its programs, including exenatide LAR, AIR insulin and AIR PTH, and the commencement of a long term safety and efficacy study for exenatide LAR; and the manufacture of exenatide LAR by Amylin, including the timing for the commencement of construction of the exenatide LAR facility. Although the Company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and the Company’s business is subject to significant risk and uncertainties and there can be no assurance that its actual results will not differ materially from its expectations. These risks and uncertainties include, among others: whether the Company can successfully scale up and manufacture VIVITROL at a commercial scale; whether VIVITROL will ultimately receive marketing approval, and, if approved, whether it will be launched and commercialized successfully by Alkermes and its partner, Cephalon; whether third party payors will cover or reimburse VIVITROL when and if approved by the FDA and subsequently launched; whether the Company can continue to manufacture RISPERDAL CONSTA on a commercial scale or economically or in sufficient quantities to supply the market; whether RISPERDAL CONSTA will continue to be commercialized successfully by its partner Janssen; whether the Company is able to successfully and efficiently scale up and manufacture its product candidates; whether advancement of the Company’s product pipeline, including exenatide LAR, AIR insulin and AIR PTH, will be delayed due to: actions or decisions by its partners with regard to development and regulatory strategy, timing and funding which are out of its control; the outcome of clinical and preclinical work the Company and its partners are pursuing, including the results of clinical trials; decisions by the FDA or foreign regulatory authorities regarding the Company’s product candidates, which may be based on interpretations of data that differ from its own interpretations; the Company’s ability to transfer manufacturing technology to Amylin and Amylin’s ability to successfully operate the manufacturing facility for exenatide LAR; potential changes in cost, scope and duration of clinical trials; and whether RISPERDAL CONSTA, VIVITROL and its product candidates, in commercial use, may have unintended side effects, adverse reactions or incidents of misuse that could cause the FDA or other health authorities to require post approval studies or require removal of its products from the market. For further information with respect to factors that could cause the Company’s actual results to differ materially from expectations, reference is made to the reports the Company filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward-looking statements made in this release are made only as of the date hereof and the Company disclaims any intention or responsibility for updating predictions or financial expectations contained in this release.
(table follows)

Alkermes, Inc. and Subsidiaries
Selected Financial Information

	Three Months	Three Months
Condensed Consolidated Statements of Operations	Ended	Ended
(Unaudited)	December 31,	December 31,
(In thousands, except per share data)	2005	2004

Revenues:
Manufacturing revenues	$14,715	$13,922
Royalty revenues	4,228	2,652
Research and development revenue under collaborative arrangements	9,951	7,011
Net collaborative profit	12,524	—

Total Revenues	41,418	23,585

Expenses:
Cost of goods manufactured	6,077	4,930
Research and development	22,501	20,058
Selling, general and administrative	9,332	6,868

Total Expenses	37,910	31,856

Operating Income (Loss)	3,508	(8,271)

Other Income (Expense):
Interest income	3,278	646
Other income (expense), net	113	131
Derivative loss related to convertible subordinated notes	(315)	(347)
Interest expense	(5,177)	(1,158)

Total Other Income (Expense)	(2,101)	(728)

Net Income (Loss)	$1,407	($8,999)

Earnings (Loss) per Common Share:
Basic	$0.02	($0.10)

Diluted	$0.01	($0.10)

Weighted Average Number of Common Shares Outstanding (GAAP and Pro Forma):
Basic	91,505	90,176

Diluted	96,720	90,176

Pro Forma Reconciliation:
Net Income (Loss)-GAAP	$1,407	(8,999)
Other (income) expense, net	(132)	(131)
Derivative loss related to convertible subordinated notes	315	347

Net Income (Loss)-Pro Forma	$1,590	($8,783)

Pro Forma Earnings (Loss) per Common Share:
Basic	$0.02	($0.10)

Diluted	$0.02	($0.10)

Condensed Consolidated Balance Sheets
(Unaudited)	December 31,	March 31,
(In thousands)	2005	2005

Cash, cash equivalents and total investments	$318,952	$207,470
Receivables, prepaid expenses and other current assets	36,304	21,395
Inventory	8,552	3,766
Property, plant and equipment, net	108,091	95,188
Other assets	10,656	11,055

Total Assets	$482,555	$338,874

Unearned milestone revenue — current portion	$104,197	$—
Other current liabilities	33,917	23,668
Non-recourse Risperdal Consta Secured 7% Notes	152,897	150,730
Other long-term debt	125,436	125,755
Unearned milestone revenue — long-term portion	24,329	—
Other long-term liabilities	4,681	4,609
Redeemable convertible preferred stock	15,000	30,000
Total shareholders’ equity	22,098	4,112

Total Liabilities, Redeemable Convertible Preferred Stock and Shareholders’ Equity	$482,555	$338,874

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2005 and the Company’s report on Form 10-Q for the three months ended December 31, 2005.